UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting
Person
     KRISTEN LADOW
     P.O. BOX 516
     UNIONVILLE, PA 19375
2.  Issuer Name and Ticker or Trading Symbol
     DNB FINANCIAL CORPORATION
     DNBF
3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)
     ###-##-####
4.  Statement for Month/Year
      JUNE 2002
5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
      ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below) SVP/ Lending
7.  Individual or Joint/Group Filing (Check Applicable Line)
      (X)  Form filed by One Reporting Person
      ( )  Form filed by More than One Reporting Person

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Table I- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                                        6
                                                    4                                  5                Owner-
                                                    Security Acquired (A) or          Amount of         ship
                                                        Disposed of (D)               Securities        Form:        7
                         2                         -------------------------------    Beneficially      Direct       Nature of
                         Transaction  3                        (A)                    Owned at End      (D) or       Indirect
1                        Date         Transaction               or                    of Issuer's       Indirect     Beneficial
Title of Security        (mm/dd/yy)   Code         Amount      (D)       Price        Fiscal Year       (I)          Ownership
-------------------------------------------------------------------------------------------------------------------------------
Common Stock- DNBF                                                                           100        I            Spouse
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
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
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                                     9           10
            2                                                                                        Number      Owner-
            Conver-                                                                                  of          ship
            sion                                                                                     Deriv-      of
            or                       5            6                                                  ative       Deriv-      11
            Exer-                    Number of    Date                                               Secur-      ative       Nature
            cise    3                Derivative   Exercisable and   7                       8        ities       Secur-      of
            Price   Trans-           Securities   Expiration Date   Title and Amount of     Price    Bene-       ity:        In-
            of      action           Acquired (A) (Month/Day/Year)  Underlying Securities   of       ficially    Direct      direct
1           Deriv-  Date      4      or Disposed  ----------------  ----------------------- Deriv-   Owned       (D) or      Bene-
Title of    ative   (Month/   Trans- of (D)       Date     Expira-                Amount or ative    at End      In-         ficial
Derivative  Secur-  Day/      action ------------ Exer-    tion                   Number of Secur-   of          direct      Owner-
Security    ity     Year)     Code   (A)      (D) cisable  Date     Title         Shares    ity      Year        (I)         ship
----------- ------- --------- ------ ------------ ----------------  ------------- ------------------ ----------  ---------   -------
Stock        22.55  6/30/2002   A    2,813        12/31/02  6/30/12 DNB Fin.Corp. 2,813              2,813        D
Option                                                              Common Stock
to Purchase
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
Explanation of Responses:
Signature of Reporting Person
/s/ Bruce E. Moroney for Kristen LaDow
DATE
July 10, 2002